EXHIBIT 99.1
                                  ------------

        CONSTELLATION REPORTS RECORD FIRST QUARTER SALES AND NET INCOME

              Company expects continued growth throughout the year

FAIRPORT, NEW YORK, JULY 1, 2003 - Constellation Brands, Inc. (NYSE: STZ and STZ.B, ASX: CBR) today reported record net sales and net income for its first quarter ended May 31, 2003. Led by the benefit from the Hardy acquisition, increased beer sales and lower average spirits costs, net income on a comparable basis increased $10 million, or 26 percent, to reach a record $47 million. Diluted earnings per share on a comparable basis increased 23 percent to reach $0.49.
     Net income and diluted earnings per share as reported under generally accepted accounting principles ("reported") for the first quarter increased two million dollars, or five percent, to reach $39 million. Reported diluted earnings per share increased three percent to reach $0.41.
     Net income on a comparable basis and diluted earnings per share on a comparable basis exclude the after-tax impact of: an increase in cost of goods sold resulting from the step up of inventory associated with the Hardy acquisition; financing costs and the imputed interest charges associated with the Hardy acquisition; restructuring charges; and a gain on change in fair value of derivative instruments. For a further discussion of these items, please see the section "Items Affecting Comparability" contained in this release. A table reconciling these measures and other related financial measures for the quarter is included in this release.
     Richard Sands, Chairman and Chief Executive Officer, said, "We are pleased with our strong comparable earnings growth this quarter, which was enhanced by our recent acquisition. The integration of Hardy has gone very well and it is clear that Constellation has already begun to experience tangible benefits from the acquisition, particularly in the enhancement of our scale, breadth and growth. Our company-wide business model of independent sales, marketing and production teams has once again demonstrated its flexibility, allowing us to adapt to changes in the marketplace while maintaining close contact with our customers."
     Sands added, "We remain focused on building long-term brand equity and we continue to invest behind brands and sectors that have the greatest potential for growth, while maintaining profitability on more established brands. This approach to the market enabled us to maintain a strong bottom line and we are on track to deliver our fiscal year earnings goals."

BUSINESS SEGMENTS
     As reported in its recently filed Form 10-K, the Company has changed its organizational structure. Beginning with the first quarter ended May 31, 2003 ("First Quarter 2004"), the Company is reporting its operating results in three segments: Constellation Wines (branded wine, and U.K. wholesale and other), Constellation Beers and Spirits (imported beer and distilled spirits) and Corporate Operations and Other. In accordance with the provisions of segment reporting, the Company has elected to change its definition of operating income for segment purposes to exclude restructuring and unusual costs that affect comparability. This calculation of operating income for segments reflects the measure currently used by management to evaluate results.

CONSOLIDATED RESULTS
     For the three months ended May 31, 2003 ("First Quarter 2004"), net sales grew 19 percent, reaching $772 million compared to $650 million in the prior year and includes a positive four percent impact from foreign exchange. Net sales growth was driven primarily by the addition of wine sales from the Hardy acquisition completed during the quarter. Increases in U.K. wholesale sales and imported beer sales also contributed to the growth. Net sales for the quarter on an equivalent basis, including April and May sales from Hardy in the prior year period of $85 million, increased five percent, including a positive four percent impact from foreign exchange.
     Gross profit on a comparable basis for the first quarter increased 21 percent to reach $213 million and gross margin on a comparable basis improved 50 basis points to reach 27.7 percent. The increase in gross profit and the improvement in gross margin for the quarter resulted primarily from: sales from the Hardy acquisition; higher average imported beer prices partially offset by higher average imported beer costs; and lower average spirits costs.
     Reported gross profit, which includes inventory step-up associated with the Hardy acquisition of six million dollars, increased 18 percent to reach $208 million and reported gross margin declined 30 basis points to 26.9 percent.
     First quarter selling, general and administrative expenses ("SG&A") on a comparable basis increased $12 million to reach $103 million. The majority of the increase resulted from expenses associated with the Hardy acquisition. As a percent of net sales, SG&A on a comparable basis were 13.3 percent compared to
14.0 percent for the prior year.
     Reported SG&A increased $16 million to reach $107 million, and includes four million dollars of financing costs (non-cash) associated with the Hardy acquisition. As a percent of net sales, reported SG&A were 13.8 percent, including a 50 basis point impact from the financing costs, compared to 14.0 percent for the prior year.
     Operating income on a comparable basis increased to $111 million, an increase of 29 percent versus $86 million in the prior year. Reported operating income was $99 million, an increase of 15 percent, and includes: inventory step-up of six million dollars; financing costs of four million dollars; and restructuring charges of two million dollars.
     Net interest expense on a comparable basis increased $10 million to $37 million as a result of higher average borrowings due to the financing of the Hardy acquisition, partially offset by a lower average borrowing rate. Reported net interest expense for the quarter increased $12 million to $39 million and includes two million dollars of imputed interest expense related to the Hardy acquisition.
     As a result of the above factors, net income and diluted earnings per share on a comparable basis for First Quarter 2004 increased 26 percent and 23 percent, respectively, reaching $47 million and $0.49. Net income and diluted earnings per share on a reported basis for First Quarter 2004 increased five percent and three percent, respectively, reaching $39 million and $0.41.

CONSTELLATION BEERS AND SPIRITS RESULTS
     Net sales for First Quarter 2004 grew two percent to reach $277 million and operating income grew 10 percent to reach $60 million. Imported beer sales increased four percent resulting from both volume gains, particularly Corona Extra and Corona Light, and higher average prices. The higher average prices resulted from a price increase on the Company's Mexican portfolio, which took effect in the first quarter of last year. Spirits sales were down three percent on flat volume. The decline in sales was due primarily to sales mix towards lower average priced brands.
     The 10 percent increase in operating income for the quarter resulted from higher beer sales and lower average spirits costs, partially offset by increased imported beer costs and imported beer advertising.

CONSTELLATION WINES RESULTS
     Net sales for First Quarter 2004 were $494 million compared to $378 million the prior year, an increase of $116 million, or 31 percent. The increase was driven primarily by the addition of wine sales from the Hardy acquisition and includes a positive six percent impact from foreign exchange. Net sales on an equivalent basis, including April and May branded wine sales from Hardy in the prior period of $85 million, increased seven percent and includes a positive six percent impact from foreign exchange.
     Branded wine sales increased 45 percent and include a positive three percent impact from foreign exchange. Branded wine sales on an equivalent basis, including April and May sales from Hardy in the prior year period of $83 million, increased four percent driven by a positive impact from foreign exchange. Excluding the impact from foreign exchange, branded wine sales were up slightly on an equivalent basis as sales increased across all geographies; U.S., Europe and Australasia. The Company continues to face a challenging wine environment due to competitive discounting driven in part by excess grape supplies. The Company does not believe this is a long-term issue and is pleased that its wine sales are growing in line with the overall wine market in which the Company principally operates. The Company has taken a strategy of preserving the long-term brand equity of its portfolio and investing its marketing dollars in the higher growth sectors of the wine business.
     Wholesale and other net sales increased 13 percent driven by gains in the U.K. wholesale business, and a positive 10 percent impact from foreign exchange, partially offset by lower cider sales.
     Operating income for First Quarter 2004 was $61 million, an increase of 57 percent. The increase was primarily the result of sales derived from the Hardy acquisition.

ITEMS AFFECTING COMPARABILITY
     INVENTORY STEP-UP - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy pre acquisition. For inventory produced and sold after the acquisition date, the related manufacturer's profit will accrue to the Company. The Company sold acquired inventory having a step-up of six million dollars during First Quarter 2004, resulting in higher cost of sales. The Company expects additional step-up impacts of $14 million pre-tax over the remainder of the fiscal year.
     FINANCING COSTS - In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with non-continuing financing, primarily related to the bridge loan agreement. The Company recorded four million dollars pre-tax in the first quarter and expects to incur additional amortization expense of five million dollars pre-tax in the remainder of the current fiscal year.
     RESTRUCTURING CHARGES - Restructuring charges resulted from the realignment of business operations in the Company's wine division, as previously announced in the fourth quarter of last fiscal year. The Company recorded a restructuring charge of two million dollars pre-tax in the first quarter and expects to incur additional charges of approximately five million dollars pre-tax over the remainder of the current fiscal year.
     IMPUTED INTEREST CHARGES - In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge of two million dollars for the time period between when the Company obtained control of Hardy and the date it paid shareholders.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The one million-dollar gain represents the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid.

EXITING U.S. COMMODITY CONCENTRATE PRODUCT LINE
     The Company has made a decision to exit the commodity concentrate product line located in Madera, California. The commodity concentrate product line is facing declining sales and profits and is not part of the Company's core business, beverage alcohol. The Company will continue to produce and sell value-added, proprietary products such as MegaColors.
     Related to exiting commodity concentrate, the Company will sell its Escalon facility, located in Escalon, California, and move all remaining production and storage from Escalon to Madera and other locations. By exiting commodity concentrate, the Company will free up capacity at its winery in Madera and forego further investment in its Escalon facility. The Company believes these steps will simplify its wine operations and represent a better use of its capital. The Company expects the restructuring project to improve overall profitability and asset utilization resulting in increased return on invested capital, and to be immediately cash flow positive.
     The total restructuring charge for exiting the commodity concentrate product line and closing the Escalon Winery is expected to be $56 million and will be spread out over the next six quarters, beginning with an estimated $40 million in the Second Quarter 2004. The charge results from renegotiating existing grape contracts associated with commodity concentrate and the Escalon facility, the write down of existing concentrate inventory, asset write-offs and severance-related costs. More than half of the charges are non-cash charges.

OUTLOOK
     The following statements are management's current operating income expectations both on a comparable basis and a reported (GAAP) basis for the second quarter ending August 31, 2003 ("Second Quarter 2004") and fiscal year ending February 29, 2004 ("Fiscal 2004"):

- Operating income on a comparable basis for Second Quarter 2004 is expected to be within a range of $138 million to $145 million versus $105 million for Second Quarter 2003.
- Operating income on a comparable basis for Fiscal 2004 is expected to be within a range of $560 million to $580 million versus $410 million for Fiscal 2003.
- Operating income on a reported (GAAP) basis for Second Quarter 2004 is expected to be within a range of $79 million to $86 million versus $105 million for Second Quarter 2003.
- Operating income on a reported (GAAP) basis for Fiscal 2004 is expected to be within a range of $467 million to $487 million versus $410 million for Fiscal 2003.

     This  Outlook   is  made   as  of  the  date  of  this  press  release,  is
forward-looking and is based on management's current expectations, including management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition. Actual results may differ materially from these expectations due to a number of risks and uncertainties. A reconciliation of reported estimates to comparable estimates is included in this press release.
     No earnings per share guidance is given, as alternative capital structures in connection with refinancing the Company's $400 million bridge loan incurred as part of financing the Hardy acquisition are under evaluation. The Company's final decision could have an impact on its earnings per share.

STATUS OF BUSINESS OUTLOOK
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook (collectively, the "Outlook"). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning August 16, 2003, Constellation will observe a "Quiet Period" during which the Outlook no longer constitutes the Company's current expectations. During the Quiet Period, the Outlook should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation's representatives will not comment concerning the Outlook or Constellation's financial results or expectations. The Quiet Period will extend until the day when Constellation's next quarterly Earnings Release is published, presently scheduled for Tuesday, September 30, 2003, after market hours.

FORWARD-LOOKING STATEMENTS
     The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated operating income on a comparable basis for Second Quarter 2004 and Fiscal 2004, and (ii) the Company's estimated operating income on a reported (GAAP) basis for Second Quarter 2004 and Fiscal 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Hardy business into that of the Company; final management determinations and independent appraisals vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. The Company is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet,
Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells of Chelsea and Blackthorn.

                            CONFERENCE CALL DETAILS

     A conference call to discuss the quarterly results will be hosted by Richard Sands, Chairman and CEO, and Tom Summer, Executive Vice President and CFO, on Tuesday, July 1, 2003, at 5:00 p.m. (Eastern). The conference call can be accessed by dialing 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) is available on the Internet at Constellation's website: www.cbrands.com under "Investor Information." If you are unable to participate in the conference call, there will be a replay available on Constellation's website or by dialing 412-858-1440 from approximately 7:00 p.m. (Eastern) on Tuesday, July 1, 2003, through 9:00 a.m. (Eastern) on Wednesday, July 16, 2003. The financial and statistical information discussed in the call, including information regarding non-GAAP financial measures, as well as schedules reconciling reported and comparable information, may also be found on our website at www.cbrands.com by selecting Financial Information/Financial Reports. Also included is a comprehensive historical reconciliation of reported and comparable information.

Digital Playback Instructions - Courtesy of ChorusCall
------------------------------------------------------
1.   Dial 412-858-1440.
2.   Enter '629' when prompted for your account number followed by the # sign.
3.   Please press '1' to play a recorded conference.
4.   Please  enter  '319532'  when  prompted  to  enter  the  conference  number
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--------------------------------------------------------------------------------

               CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOLLOW

                    CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in thousands)

                                               May 31, 2003   February 28, 2003
                                               ------------   -----------------
ASSETS
------
CURRENT ASSETS:
  Cash and cash investments                    $     46,008        $     13,810
  Accounts receivable, net                          566,348             399,095
  Inventories, net                                1,329,108             819,912
  Prepaid expenses and other current assets         108,773              97,284
                                               ------------        ------------
    Total current assets                          2,050,237           1,330,101
PROPERTY, PLANT AND EQUIPMENT, net                  981,116             602,469
GOODWILL                                          1,382,889             722,223
INTANGIBLE ASSETS, net                              803,019             382,428
OTHER ASSETS                                        141,695             159,109
                                               ------------        ------------
     Total assets                              $  5,358,956        $  3,196,330
                                               ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Notes payable                                $     16,262        $      2,623
  Current maturities of long-term debt              468,575              71,264
  Accounts payable                                  279,877             171,073
  Accrued excise taxes                               43,812              36,421
  Other accrued expenses and liabilities            411,665             303,827
                                               ------------        ------------
    Total current liabilities                     1,220,191             585,208
LONG-TERM DEBT, less current maturities           2,293,548           1,191,631
DEFERRED INCOME TAXES                               253,467             145,239
OTHER LIABILITIES                                   152,088              99,268
STOCKHOLDERS' EQUITY                              1,439,662           1,174,984
                                               ------------        ------------
  Total liabilities and stockholders' equity   $  5,358,956        $  3,196,330
                                               ============        ============


                             CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF INCOME
                                         ON A REPORTED BASIS
                                (in thousands, except per share data)

                                                          For the Three     For the Three
                                                          Months Ended      Months Ended    Percent
                                                          May 31, 2003      May 31, 2002    Change
                                                          -------------     -------------   -------
Gross sales                                               $     989,067     $     860,463       15%
Excise taxes                                                   (217,438)         (210,070)       4%
                                                          -------------     -------------
Net sales                                                       771,629           650,393       19%
Cost of product sold                                           (563,717)         (473,667)      19%
                                                          -------------     -------------
  Gross profit                                                  207,912           176,726       18%
Selling, general and administrative expenses                   (106,629)          (90,761)      17%
Restructuring charges                                            (2,316)             -          N/A
                                                          -------------     -------------
  Operating income                                               98,967            85,965       15%
Gain on change in fair value of derivative instruments            1,181              -          N/A
Equity in earnings of joint ventures                                328             2,739      -88%
Interest expense, net                                           (39,243)          (27,141)      45%
                                                          -------------     -------------
  Income before income taxes                                     61,233            61,563       -1%
Provision for income taxes                                      (22,044)          (24,194)      -9%
                                                          -------------     -------------
  Net income                                              $      39,189     $      37,369        5%
                                                          =============     =============


Earnings per common share:
  Basic                                                   $        0.42     $        0.42        0%
  Diluted                                                 $        0.41     $        0.40        3%

Weighted average common shares outstanding:
  Basic                                                          92,880            88,845        5%
  Diluted                                                        95,661            92,353        4%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                        $     207,264     $     199,706        4%
    Spirits                                                      70,205            72,199       -3%
                                                          -------------     -------------
      Net sales                                           $     277,469     $     271,905        2%
  Constellation Wines
    Branded Wine                                          $     305,009     $     210,786       45%
    Wholesale and other                                         189,151           167,702       13%
                                                          -------------     -------------
      Net sales                                           $     494,160     $     378,488       31%
                                                          -------------     -------------
Consolidated net sales                                    $     771,629     $     650,393       19%
                                                          =============     =============

Operating income:
  Constellation Beers and Spirits                         $      59,883     $      54,421       10%
  Constellation Wines                                            61,023            38,838       57%
  Corporate Operations                                          (10,071)           (7,294)      38%
  Restructuring and unusual costs (a)                           (11,868)             -          N/A
                                                          -------------     -------------
Consolidated operating income                             $      98,967     $      85,965       15%
                                                          =============     =============

(a) Restructuring and unusual costs for First Quarter 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $5,517, financing costs of $4,035 and restructuring charges of $2,316.


                         CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                  ON A COMPARABLE BASIS (a)
                            (in thousands, except per share data)

                                               For the Three     For the Three
                                               Months Ended      Months Ended      Percent
                                               May 31, 2003      May 31, 2002      Change
                                               -------------     -------------     -------
Gross sales                                    $     989,067     $     860,463         15%
Excise taxes                                        (217,438)         (210,070)         4%
                                               -------------     -------------
Net sales                                            771,629           650,393         19%
Cost of product sold                                (558,200)         (473,667)        18%
                                               -------------     -------------
  Gross profit                                       213,429           176,726         21%
Selling, general and administrative expenses        (102,594)          (90,761)        13%
Restructuring charges                                   -                 -            N/A
                                               -------------     -------------
  Operating income                                   110,835            85,965         29%
Gain on change in fair value of
  derivative instruments                                -                 -            N/A
Equity in earnings of joint ventures                     328             2,739        -88%
Interest expense, net                                (37,585)          (27,141)        38%
                                               -------------     -------------
  Income before income taxes                          73,578            61,563         20%
Provision for income taxes                           (26,488)          (24,194)         9%
                                               -------------     -------------
  Net income                                   $      47,090     $      37,369         26%
                                               =============     =============

Earnings per common share:
  Basic                                        $        0.51     $        0.42         21%
  Diluted                                      $        0.49     $        0.40         23%

Weighted average common shares outstanding:
  Basic                                               92,880            88,845          5%
  Diluted                                             95,661            92,353          4%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                             $     207,264     $     199,706          4%
    Spirits                                           70,205            72,199         -3%
                                               -------------     -------------
      Net sales                                $     277,469     $     271,905          2%
  Constellation Wines
    Branded Wine                               $     305,009     $     210,786         45%
    Wholesale and other                              189,151           167,702         13%
                                               -------------     -------------
      Net sales                                $     494,160     $     378,488         31%
                                               -------------     -------------
Consolidated net sales                         $     771,629     $     650,393         19%
                                               =============     =============

Operating income:
  Constellation Beers and Spirits              $      59,883     $      54,421         10%
  Constellation Wines                                 61,023            38,838         57%
  Corporate Operations                               (10,071)           (7,294)        38%
  Restructuring and unusual costs                       -                 -
                                               -------------     -------------
Consolidated operating income                  $     110,835     $      85,965         29%
                                               =============     =============

(a) Excludes the flow through of inventory step-up associated with the Hardy acquisition, restructuring charges, financing costs and the imputed interest charge associated with the Hardy acquisition, and the gain on change in fair value of derivative instruments for First Quarter 2004.

RECONCILIATION OF REPORTED AND COMPARABLE INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, an increase in cost of goods sold resulting from the step up of inventory associated with the Hardy acquisition, financing costs and the imputed interest charges associated with the Hardy acquisition, restructuring charges and the gain on change in fair value of derivative instruments are excluded from comparable results. Similarly, equivalent information including Hardy sales in the year ago period provide investors with a better basis for year over year comparison. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

                              For the Three            For the Three
                              Months Ended             Months Ended
                              May 31, 2003    Margin   May 31, 2002    Margin
                              -------------   ------   -------------   ------

Reported net sales            $     771,629   100.0%   $     650,393   100.0%

Reported gross profit         $     207,912    26.9%   $     176,726    27.2%
  Inventory step-up                   5,517     0.7%            -
                              -------------            -------------
Comparable gross profit       $     213,429    27.7%   $     176,726    27.2%
                              =============            =============


Reported operating income     $      98,967    12.8%   $      85,965    13.2%
  Inventory step-up                   5,517     0.7%            -
  Financing costs                     4,035     0.5%            -
  Restructuring charges               2,316     0.3%            -
                              -------------            -------------
Comparable operating income   $     110,835    14.4%   $      85,965    13.2%
                              =============            =============


Reported net income           $      39,189     5.1%   $      37,369     5.7%
   Inventory step-up                  3,531     0.5%            -
   Financing costs                    2,583     0.3%            -
   Restructuring charges              1,482     0.2%            -
   Imputed interest charge            1,061     0.1%            -
   Gain on derivative
     instruments                       (756)   -0.1%            -
                              -------------            -------------
Comparable net income         $      47,090     6.1%   $      37,369     5.7%
                              =============            =============


Reported Diluted EPS          $        0.41            $        0.40
  Inventory step-up                    0.04                     -
  Financing costs                      0.03                     -
  Restructuring charges                0.01                     -
  Imputed interest charge              0.01                     -
  Gain on derivative                  (0.01)                    -
                              -------------            -------------
Comparable Diluted EPS        $        0.49            $        0.40
                              =============            =============


RECONCILIATION OF REPORTED AND COMPARABLE OUTLOOK
(in thousands)

                                            Range for the Second Quarter        Range for the Year
                                                Ended August 31, 2003        Ended February 29, 2004
                                            ----------------------------    -------------------------
Forecasted reported operating income        $     79,000    $     86,000    $   467,000   $   487,000
  Inventory step-up                                9,000           9,000         20,000        20,000
  Financing costs                                  5,000           5,000          9,000         9,000
  Restructuring charges                            5,000           5,000          9,000         9,000
  Commodity concentrate charges                   40,000          40,000         55,000         5,000
                                            ------------    ------------    -----------   -----------
Forecasted comparable operating income      $    138,000    $    145,000    $   560,000   $   580,000
                                            ============    ============    ===========   ===========